INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 50 to the Registration Statement No. 811-3010 on Form N-1A of Fidelity Advisor Series VII, of our report dated September 6, 2002 appearing in the Annual Report to Shareholders of Fidelity Advisor Biotechnology Fund, Fidelity Advisor Consumer Industries Fund, Fidelity Advisor Cyclical Industries Fund, Fidelity Advisor Developing Communications Fund, Fidelity Advisor Electronics Fund, Fidelity Advisor Financial Services Fund, Fidelity Advisor Health Care Fund, Fidelity Advisor Natural Resources Fund, Fidelity Advisor Technology Fund, and Fidelity Advisor Telecommunications & Utilities Growth Fund for the year ended July 31, 2002.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
September 24, 2002